Exhibit 99.1

COMPUCREDIT ACQUIRES UK CREDIT CARD PORTFOLIO

ATLANTA, GA, April 4, 2007—CompuCredit Corporation (NASDAQ: CCRT) today announced that it has purchased approximately $970 million (GBP 490 million) in face amount of Monument credit card receivables from Barclaycard, a division of Barclays Bank PLC.

The purchase price was approximately $770 million (GBP 390 million). A substantial portion of the purchase price was funded through a traditional securitization financing arranged by Banc of America Securities Limited and related entities.

“We are pleased with this transaction as it advances our diversification and growth strategies and marks CompuCredit’s first international portfolio purchase,” said David G. Hanna, CEO and Chairman of CompuCredit.

Barclaycard is a multi-brand credit card and consumer loans business which also processes card payments for retailers and merchants and issues credit and charge cards to corporate customers and the UK Government. It is one of Europe’s leading credit card businesses and has an increasing presence in the United States.

CompuCredit Corporation is a specialty finance company and marketer of branded credit cards and related financial services. CompuCredit provides these services to consumers who are underserved by traditional financial institutions. Through corporate and affinity contributions focused on the underserved and un-banked communities, CompuCredit also uses its financial resources and volunteer efforts to address the numerous challenges affecting its customers. For more information about CompuCredit, visit http://www.CompuCredit.com.

Contacts Media Relations:	Denise Harrod, 678-259-8114, Denise.Harrod@CompuCredit.com

Investor Relations:	Jay Putnam, 770-206-6364, Jay.Putnam@CompuCredit.com